Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Announces Pricing of Public Offering of Common Stock

IRVINE, Calif., July 30, 2009 /PRNewswire-FirstCall via COMTEX News Network/– Endologix, Inc. (NASDAQ: ELGX) today announced that it has entered into an agreement to sell 3,900,000 shares of its common stock in an underwritten public offering at a price to the public of $4.10 per share. The gross proceeds to Endologix, before offering expenses, from the sale of shares are expected to be $15,990,000. The closing of the offering is expected to take place on August 4, 2009. Piper Jaffray & Co. will be the sole manager for the offering.

The offering is being made pursuant to a shelf registration statement filed with the Securities and Exchange Commission on May 8, 2009 that became effective on June 1, 2009. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. When available, copies of the prospectus supplement relating to the offering may be obtained upon request to Piper Jaffray & Co., at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or by telephone at (800) 747-3924.

About Endologix, Inc.

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s flagship product is the Powerlink® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. Additional information can be found on Endologix’s Web site at www.endologix.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the proposed offering by Endologix. Endologix intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. These statements are based on the current assumptions of the Company’s management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in greater detail under the heading “Risk Factors” contained in the Company’s periodic SEC filings. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. The Company undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.